Exhibit 23.3

KPMG LLP	Telephone	+65 6213 3388
16 Raffles Quay #22-00	Fax	+65 6225 0984
Hong Leong Building	Website	kpmg.com.sg
Singapore 048581

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 2, 2021, with respect to the consolidated financial statements of Grab Holdings Inc. and subsidiaries, incorporated herein by reference.

/s/ KPMG LLP

Singapore

February 11, 2022

KPMG LLP (Registration No. T08LL1267L), an accounting limited liability partnership registered in Singapore under the Limited Liability Partnership

Act (Chapter 163A) and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited,

a private English company limited by guarantee.